Exhibit 99.3

Schedule A of the Schedule 13D is hereby amended in its entirety as follows:

Schedule A

The following sets forth the name, position, address, principal occupation and citizenship of each general partner, control person, director and/or executive officer of Wildcat Capital Management, LLC:

Name	Position and Present Principal Occupation	Citizenship	Business Address
Leonard A. Potter	Sole Member, President and Chief Investment Officer	United States	888 Seventh Avenue, 37th Floor, New York, NY 10106
Brian Rosenblatt	General Counsel, Chief Operating Officer and Chief Compliance Officer	United States	888 Seventh Avenue, 37th Floor, New York, NY 10106

The following sets forth the name, position, address, principal occupation and citizenship of each general partner, control person, director and/or executive officer of Wildcat Partner Holdings, LP:

Name	Position and Present Principal Occupation	Citizenship	Business Address
Samantha Holloway	Position: President and Sole Member of Bond Management GP, LLC, the general partner of WPH Present Principal Occupation: Chairperson, Seattle Kraken	United States	10601 5th Ave NE, Suite 100 Seattle, WA 98125
Sherri Conn	Position: Vice President of Bond Management GP, LLC, the general partner of WPH Present Principal Occupation: Chief Financial Officer and Vice President of Tarrant Management, LLC	United States	301 Commerce Street, Suite 3150, Fort Worth, TX 76102
Tracy Ray	Position: Secretary of Bond Management GP, LLC, the general partner of WPH Present Principal Occupation: Controller of Tarrant Management, LLC	United States	301 Commerce Street, Suite 3150, Fort Worth, TX 76102